Exhibit 10.3

Philip G. Putnam	Telephone: 212.262.2668
Managing Director	Email: putnamp@ flagstonesecurites.com

December 13, 2004

Mr. Michael Russell
Chief Financial Officer
American Technology Corporation
13114 Evening Creek Drive South
San Diego, California 92128

Dear Mike:

                                This letter agreement (“Agreement”) will confirm the understanding and agreement between Flagstone Securities LLC (“Consultant”) and American Technology Corporation (the “Company”).

                                The Company acknowledges that Consultant has introduced the Company to the concept of a Committed Equity Financing Facility, or “Structured Secondary Financing,” and has introduced the Company to Kingsbridge Capital Limited (“Kingsbridge”), and may introduce the Company to other potential investors for a Structured Secondary Financing. In consideration of such introductions, the Company agrees with Consultant as follows:

                                1.             Agreement Regarding Equity Financing

                                In the event that the Company enters into any agreement with a third party investor introduced to the Company by Consultant, and such introduction was made during the Term (as defined below), including but not limited to “Kingsbridge”, for a Structured Secondary Financing, the Company shall pay Consultant a success fee determined by the following schedule on all financing thereafter received by the Company from such third party investor in connection with or pursuant to the Structured Secondary Financing:

Transaction Proceeds	(% of Transaction Proceeds)

For the 1st $5,000,000.00	4%
For the 2nd $5,000,000.00	3%
For the 3rd $5,000,000.00	2%
For additional amounts	1.5%

                                The term “Structured Secondary Financing” shall mean a contractual arrangement pursuant to which a third party investor agrees to purchase equity securities of the Company from the Company on a private placement basis from time to time at the election of the Company at a price determined by the market price at or around the dates of such sales, and on condition (among other things) that the Company has registered such shares for resale by such third party under the Securities Act of 1933, as amended, at the time that funds are paid for the securities. For the avoidance of doubt, this Agreement does not apply to, and the Company has no obligation to pay a success fee with respect to, financings introduced by Consultant other than Structured Secondary Financings, absent a separate written agreement between the parties.

December 13, 2004

                                The term “Transaction Proceeds” shall mean the gross amount of cash actually received by the Company in a Structured Secondary Financing, exclusive of proceeds received upon the exercise of any warrants that may be granted to the investors in such Structured Secondary Financings.

(a)	All fees payable under this Section 1 are due and payable to Consultant, in cash or by certified check or wire transfer (or as mutually agreed), at the closing or closings of any sale of the Company’s equity securities by the Company to, or other equity investment in the Company by, a third party investor introduced to the Company by Consultant, in connection with a Structured Secondary Financing.

(b)	The Company will be entitled to a credit against future success fees payable for any success fee which is paid with respect to Transaction Proceeds which are paid back to the investor, either in the form of liquidated or other damages payable to the investor related to the status of the registration statement required to be filed, or the Company’s repurchase of securities from the investor in lieu of such penalties.

                               2.          Other Duties of Consultant

                               During the term of this Agreement, Consultant agrees to:

(a)	Inform the Company of similar financings, and their terms and conditions, completed by Kingsbridge or other third party investors.

(b)	Provide research results and findings of the digital signage market.

(c)	Use its best efforts to help the Company secure analyst coverage.

                                3.         Term and Termination

                                This Agreement shall be for a term of twelve (12) months from the date hereof (the “Term”); provided, however, that notwithstanding termination, the Company’s obligations to the Consultant under this Agreement (i) shall remain in full force and effect with respect to any Structured Secondary Financing that is entered into by the Company during the term of this Agreement or within six (6) months following the termination of this Agreement and (ii) shall continue with respect to such Structured Secondary Financing for the duration of such Structured Secondary Financing.

                                4.             Expenses

                                The Consultant shall bear all costs and expenses incurred by Consultant directly in connection with the introduction(s) or attempted introduction(s) made by Consultant in connection with Structured Secondary Financings and otherwise in connection with the performance of its services hereunder, unless otherwise agreed to by the Company.

                                5.             Use of Name and Reports

                                Use of Consultant’s name in annual reports or any other reports of the Company or press releases issued by the Company shall require the prior written approval of Consultant.

December 13, 2004

                                6.             Status as Independent Contractor

                                The Consultant shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that Consultant, and any individual or entity that Consultant shall employ in order to perform its services hereunder, shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

                                7.             Entire Agreement

                                This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

                                8.             Notices

                                Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective address set forth above, or such other address as may be given by either party in a notice given pursuant to this Section 8.

                                9.             Successors and Assigns

                                This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

                                10.           Applicable Law

                                This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of laws.

                                11.           Regulatory Approvals

                                Consultant represents and warrants to the Company that it has all regulatory licenses and approvals necessary to perform its obligations hereunder.

                                If the foregoing correctly sets forth the understanding between Consultant and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, whereupon this letter shall become a binding contract.

FLAGSTONE SECURITIES

By: /s/ Philip G. Putnum
Name: Philip G. Putnum
Title: Managing Director

December 13, 2004

Agreed to and accepted as of the date above written:

AMERICAN TECHNOLOGY CORPORATION

By: /s/ Michael A. Russell	12/16/04
Name: Michael A. Russell
Title: Chief Financial Officer